Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-169342) pertaining to the Amended and Restated 2010 Stock Incentive Plan of Douglas Dynamics, Inc. and the Registration Statement (Form S-8 No. 333-184781) pertaining to the Douglas Dynamics, L.L.C. 401(k) Plan of our reports dated February 26, 2019, relating to the consolidated financial statements of Douglas Dynamics, Inc. and the effectiveness of internal control over financial reporting of Douglas Dynamics, Inc., appearing in this Annual Report on Form 10-K of Douglas Dynamics, Inc. for the year ended December 31, 2018.

Milwaukee, Wisconsin	/s/ Deloitte & Touche LLP
February 26, 2019